Exhibit 10.1

Professional Services Agreement

This PROFESSIONAL SERVICES AGREEMENT ("Agreement") is made and entered into as of June 30, 2026, by and between Orlando Berges, an individual residing in San Juan, Puerto Rico, ("Service Provider") and, FirstBank Puerto Rico, a financial institution organized and chartered under the laws of the Commonwealth of Puerto Rico, with principal offices located at 1519 Ponce de Leon Ave. Stop 23, San Juan, Puerto Rico, ("FirstBank"), represented herein by Sara Alvarez. This Agreement shall be effective as of July 1, 2026 (the “Effective Date”).

WITNESSETH

WHEREAS, Service Provider offers services on matters related to financial and accounting matters;

WHEREAS, FirstBank is a financial depository institution which among other things, offers different types of financial services and products;

WHEREAS, FirstBank desires to retain Service Provider to provide certain types of services to FirstBank;

WHEREAS, in order to provide those services to FirstBank, the parties are entering into a contractual relationship.

NOW THEREFORE, in consideration of the mutual agreements herein contained, payments to be made and services to be performed hereunder, upon the terms and subject to the conditions set forth in this Agreement and intending to be legally bound, the parties hereto agree to the following terms and conditions:

Article I.	General Provisions

1.1.         Definitions.

Affiliate - shall mean, with respect to any party, any entity controlling, controlled by or under common control with such party.

Agreement- shall mean this Professional Services Agreement, its Schedules, Exhibits, and attachments hereto, including any Statement of Services, Service Level Agreements or Addendums to this Professional Services Agreement, and any other agreements for services that the parties may enter into.

Business Day - shall be each day from Monday through Friday, except for Legal Holidays.

Confidential Information – shall mean all confidential, sensitive or proprietary information, data, know-how and/or documentation not generally known to the public and any and all tangible embodiments thereof, including but not limited to, customer lists, information regarding FirstBank’s customers and/or consumers and the customers and/or consumers of FirstBank’s Affiliates, financial information, business plans, budgets, projections, marketing plans, designs, drawings, specifications, estimates, reports, models, memoranda, notebooks, notes, sketches, artwork, letters, manuals, patents, patent applications, trade secrets, research, products, services, suppliers, customers, markets, software, developments, inventions, processes, technology, Intellectual Property, agreements with Third Parties, engineering, hardware configuration, marketing, operations, pricing, distribution, licenses, software, source codes and object codes, statistical, personnel and technical data relating to FirstBank's business, and copies of all or portions thereof, which are in any way related to the business of FirstBank, as the case may be, whether or not disclosed, designated or marked as proprietary, confidential or otherwise. Confidential Information shall include non-public personal information of FirstBank’s customers and/or consumers, as defined by the Gramm-Leach Bliley Act of 1999 and its implementing regulations.

Effective Date - means July 1, 2026.

FirstBank – shall mean FirstBank Puerto Rico and may also refer, as the context may require, to any Affiliate who enters into a contractual relationship with Service Provider for the rendering of certain services.

FirstBank’s Data – shall mean data, records and information maintained by FirstBank, including the information of its customers and/or consumers.

Intellectual Property - shall mean any and all trademarks, service marks, copyrights, patents, trade secrets, commercial and/or internet domain names, software, source codes, contract forms, client lists, marketing surveys or other information, the names, features, designs and other specifications related to the names of products or services developed or used or that may hereafter be developed offered or sold by any of the parties, and programs, methods of processing, specific design and structure of individual programs and their interaction and unique programming techniques employed therein.

Legal Holiday - means Saturday, Sunday or any legal holiday in the Commonwealth of Puerto Rico that is observed by FirstBank.

Person – means any individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any assignee and/or successor (by merger or otherwise) of such entity in connection therewith.

Representative - means with respect to a particular Person, any director, officer, partner, member, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

Termination Date- The date of Agreement expiration or cancellation as provided herein.

Third Party - shall mean any Person that is not a party to this Agreement.

1.2.        Binding Effect.  This Agreement will inure to the benefit of and bind the respective successors and permitted assigns of the parties. Notwithstanding the foregoing, Service Provider’s rights and obligations under this Agreement are not assignable or transferable by Service Provider, by any means, without the prior written consent of FirstBank.

1.3.       Headings.  The headings in this Agreement are inserted for convenience only and shall not be used to define, limit or describe the scope of this Agreement or any of the obligations herein.

1.4.       Plurals, Successors, Assignees, Gender, Days.  Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and vice versa; references to any Person include such Person’s permitted successors and assignees; references to one gender, masculine, feminine, or neuter, include all genders; the term “day” refers to a calendar day, “including” is not limited but is inclusive; the words “hereof”, “herein”, “hereby”, “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, article, paragraph, section, and/or a subsection, unless otherwise specified.

1.5.        Representations and Warranties.  Service Provider represents and warrants that (i)  it is authorized to provide the services under this Agreement; (ii) once the Agreement is executed, it creates lawful, valid and legally binding obligations; (iii) neither its performance hereunder nor the exercise by the other party of rights granted by Service Provider hereunder will violate any applicable laws, statutes or regulations, or the legal rights of any Third Parties, or the terms of any other agreement to which the Service Provider is or becomes a party; (iv) all services to be rendered hereunder will be performed in a professional and workmanlike manner with reasonable skill and care consistent with generally accepted industry standards; (v) it has the experience, training, equipment, qualifications, necessary experience and expertise to provide the contracted services and monitor its performance; and (vi) it complies with all applicable laws and regulations, either federal or local. The aforementioned representations are an essential condition to this Agreement. As such, non-compliance with these representations shall be considered an Event of Default, as defined under Section IX, and FirstBank shall have the right to immediately terminate this Agreement.

Upon request by FirstBank, Service Provider agrees to provide any additional assurances to any governmental authority and agrees to comply with any examination required by applicable law or regulation or any legal requirement that may apply to FirstBank and the contracted services.

Service Provider shall be responsible for ensuring that its performance and grant of rights do not constitute any such violation during the term of this Agreement. Each of the foregoing representations and warranties and any other representations and warranties made throughout this Agreement will be deemed provided by the parties on the Effective Date hereof and shall be continuous in nature throughout the life of this Agreement and any other agreement entered into between the parties.

1.6.        Subcontracting.  Service Provider may not engage a subcontractor to provide the services contemplated herein, except with the prior written authorization of FirstBank. Service Provider shall be liable and responsible for the performance and any act of a subcontractor as if it were its own.

1.7.        Relationship between the Parties.  The parties hereto are independent contractors, and Service Provider is not an employee, agent, representative, or partner of FirstBank or any of its subsidiaries or affiliates; this Agreement shall not be construed in any way as establishing any employment, partnership, joint venture, or express or implied agency relationship between them. Service Provider shall not be entitled to nor receive any benefit normally provided to FirstBank's employees such as, but not limited to, vacation payment, retirement, health care or sick pay.  Service Provider shall be solely responsible for filing all returns and paying any income, social security or other tax levied upon or determined with respect to the payments made to Service Provider pursuant to this Agreement. Neither Service Provider nor FirstBank has the authority to bind the other to any third persons or otherwise act in any way as representative of the other, unless expressly agreed to in this Agreement or in writing signed by both parties. Service Provider shall not represent, expressly or by implication, that Service Provider is an employee or agent of FirstBank or has authority to bind FirstBank. If asked by any third party, Service Provider shall accurately describe the relationship as that of an independent contractor providing services under this Agreement.

1.8.       Non-Compete Agreement. During the term of this Agreement and for a period of six (6) months following the termination of the same, Service Provider shall not, directly or indirectly, engage in, manage, operate, control, be employed by, or otherwise participate in the business of commercial or retail banking, or the offering of deposit, lending, or other banking products and services regulated by the Office of the Commissioner of Financial Institutions of Puerto Rico (OCIF) and/or the FDIC, within the Commonwealth of Puerto Rico, where such activity is in competition with FirstBank Puerto Rico. Service Provider agrees that this restriction is reasonable in scope and necessary to protect FirstBank’s legitimate business interests, including its trade secrets, confidential information, and customer relationships.

1.9        Non-Solicitation. During the term of any business relationship between the parties and for a period of twelve (12) months after the termination of such relationship, Service Provider agrees that it will not directly, either on its own behalf or on behalf of any other Persons, solicit, recruit, hire, employ or otherwise engage as an employee, independent contractor or otherwise any employee of FirstBank, or directly or indirectly provide the names or other employment information about any employee of the other party to any recruiter, headhunter or other Person.

1.10.     Severability.  If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included. It is the intention of the parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provision as is possible and be legal, valid and enforceable.

1.11.      Interpretation.   The general terms and conditions of this Agreement, its Exhibits, Schedules, Statements of Services, Service Level Agreements or Addendums made a part hereof from time to time shall be interpreted as a single document. In the event of any conflict between the terms and conditions stated herein and the terms and conditions of an Exhibit, Schedule, Statement of Service, Service Level Agreement or Addendum hereto, the general terms and conditions in this Agreement shall prevail, except for those terms related to the specific services being described in the Exhibits, Schedules, Statements of Services, Service Level Agreements or Addendums.

1.12.     Incorporation. All Exhibits, Schedules, Statements of Services, Service Level Agreements, Addendums, or any other document attached hereto, to which reference is made herein, are incorporated by reference as if fully set forth herein.

1.13.      Waiver. The tardiness or failure by any of the parties hereto in exercising any right or privilege pursuant to this Agreement, shall not be deemed as a waiver hereof, nor shall the exercise of any right by any party serve as an obstacle to the exercise of any other right. The waiver of any breach of any provision under this Agreement by any party shall not be interpreted as a waiver of any preceding or subsequent breach under this Agreement. Any waiver shall be effective only when in writing.

1.14.    Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Puerto Rico, regardless of the domicile of any party or principles of conflicts of laws, and will be deemed for such purposes to have been made, executed and performed in San Juan, Puerto Rico.

1.15.     Dispute Resolution. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach thereof, will be decided by proceedings instituted and litigated in a court of competent jurisdiction in San Juan, Puerto Rico. In the event of any litigation under this Agreement, each party shall pay its own attorney’s fees and costs, excluding any litigation pursuant to the Confidentiality Provision and/or the Indemnification Provision. In addition, both parties waive their rights to a trial by jury. The parties hereby mutually agree that no party, nor any permitted assignee, successor, heir or Representative of thereof shall seek a jury trial in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon or arising out of this Agreement, or any related agreement or instrument between the parties. None of the parties will seek to consolidate any such action, in which a jury trial has been waived, with any other action in which a jury trial has not been waived. The provisions of this section have been fully negotiated by the parties. The waiver contained herein is irrevocable, constitutes a knowing and voluntary waiver, and shall be subject to no exceptions.

1.16.      No Third Party Beneficiaries. Each party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any Person other than Service Provider and FirstBank.

1.17.    Prohibition on Publicity. Service Provider shall not disclose, advertise or publish the fact that the parties have executed this Agreement, nor disclose the contents of the Agreement, without first obtaining the written consent of FirstBank.

Article II.	Terms and Description of Services

This Agreement contains the terms and conditions of the contractual relationship between the parties.  If FirstBank retains the services of Service Provider, the specific terms and conditions of the services to be provided and the related transactions will be contained in this Agreement, and the Exhibit, Schedule, Attachment, Addendum, or any work orders, services descriptions, or other statement of services Agreement (each a “Statement of Services”) which shall be considered incorporated to this Agreement.

Article III.	Term

Service Provider shall provide services to FirstBank pursuant to this Agreement for a term commencing on the Effective Date and shall be in effect until December 31, 2026, unless earlier terminated. Any renewal of term shall be agreed between the parties before the expiration date of this Agreement.

Article IV.	Fees

The fees for the services to be provided by Service Provider shall be $300.00 per hour. Service Provider shall provide FirstBank a monthly invoice for all services performed. Each invoice shall describe in detail the activities, accomplishments, deliverables, and milestones related to the services provided during the specific period of time. The fees to be charged pursuant to this Agreement may not be subject to modification, unless otherwise provided in a Statement of Services attached. Any change in fees or expenses proposed by Service Provider, shall be considered a proposed amendment to this Agreement and shall be subject to both parties consent to be effective.

Article V.	Indemnification

Service Provider (the Indemnitors) agree to indemnify and hold harmless FirstBank, its holding company, subsidiaries and affiliates, including its respective directors, officers, employees or agents from and against any and all liabilities, claims, demands, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and litigation expenses), actions or causes of action, arising out of or relating to:

(i)	any breach of any covenant or provision contained in this Agreement, or
(ii)	the negligence or intentional acts of the Indemnitors during the performance of the terms and obligations contemplated in this Agreement.

In addition, in the event of any breach of any covenant made by Service Provider under this Agreement, FirstBank shall have the right to immediately terminate the Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by Service Provider but shall be in addition to all other remedies available at law or in equity.  Service Provider shall have no indemnification obligation to the extent any claim arises out of FirstBank's own negligence, willful misconduct, or breach of this Agreement.

Article VI.	Cooperation

Service Provider agrees to cooperate fully with FirstBank's internal and external auditors and with any federal or Commonwealth of Puerto Rico regulator (including the FDIC, Federal Reserve, OCIF, and SEC, as applicable) in connection with any review, examination, or inquiry related to the services performed under this Agreement. Service Provider shall provide, upon reasonable request, copies of work product, invoices, time records, and any documentation related to the services rendered. This obligation shall survive termination of the Agreement.

Article VII.	Intellectual Property

All work performed by Service Provider under the terms of this Agreement, including but not limited to the processes, methods, mechanisms, designs, codes and all other documentation developed for or specifically related to the processes and methods of FirstBank under this Agreement and all of FirstBank’s documents, data and other information of all kinds, reports, documents, and notes prepared by Service Provider shall be considered work for hire and as such the property of FirstBank. Any and all such property shall be delivered to FirstBank as requested, subject to the conditions set forth below. Thus, upon completion of development of the services, approval by FirstBank, and payment of any pending invoices, Service Provider shall deliver all sources to FirstBank, which shall be FirstBank’s exclusive property.

In the event that Service Provider employs its intellectual property to provide services pursuant to this Agreement, Service Provider warrants it has lawful ownership, title and interest in such intellectual property. Service Provider also represents and warrants that the use of the aforementioned property does not infringe any proprietary rights of any other party. Service Provider shall not acquire any proprietary interest in any development or any other information or property that may be acquired related to the contracted services. To the extent that Service Provider may, by operation of law or otherwise, acquire any right, title or interest in any Information or development, Service Provider hereby assigns to FirstBank all such property rights. To the extent that any copyrightable work in a development by Service Provider is not properly characterized as work made for hire, the Service Provider hereby irrevocably grants, assigns and transfers exclusively and in perpetuity to FirstBank, its successors and its assigns, all rights that Service Provider may have over such developments, either existing now or hereafter discovered, in all media and forms of expression.

Article VIII.	Confidentiality & Information Security

8.1       Confidential Information. In connection with the performance of the services hereunder, Service Provider will be exposed to or receive nonpublic, sensitive, confidential, and/or proprietary information of FirstBank (collectively, "Confidential Information"). Confidential Information includes, without limitation: (a) all forms of business, financial, accounting, operational, technical, and marketing information, plans, methods, processes, systems, know-how, and data; (b) customer and employee lists, board materials, legal opinions, strategic plans, and internal communications; (c) software, source and object code, designs, and documentation; and (d) any "Nonpublic Personal Information" regarding FirstBank's customers and/or consumers as defined in Section 509 of the Gramm-Leach-Bliley Act (15 U.S.C. § 6809) and its implementing regulations, as amended. Confidential Information includes information disclosed in writing, verbally, electronically, or by any other means, whether or not marked as confidential, and includes all information accessed by Service Provider prior to the Effective Date in contemplation of this engagement.

8.2        Obligations of Service Provider. Service Provider shall not disclose, duplicate, transmit, publish, or otherwise reveal any Confidential Information to any third party, and shall not use Confidential Information for any purpose other than the performance of services under this Agreement. Service Provider acknowledges that its right to use Confidential Information may be limited by FirstBank's obligations under the Gramm-Leach-Bliley Act and other applicable federal and Commonwealth of Puerto Rico laws and regulations governing the privacy and confidentiality of customer and consumer information.

8.3        Standard of Care; Safeguards. Service Provider shall protect Confidential Information using at least the same degree of care that Service Provider uses to protect his own confidential information, but in no event less than a reasonable degree of care. Service Provider shall: (a) use, when practicable, FirstBank-issued and approved secured tools to access, store, and transmit Confidential Information, and not use personal devices, personal email accounts, personal cloud storage (including OneDrive, Google Drive, Dropbox, or similar), or removable media, except as expressly authorized in writing by FirstBank; (b) maintain a reasonably private workspace, use only secured (password-protected) Wi-Fi networks, and refrain from discussing Confidential Information in the presence of third parties, including household members; (c) comply with FirstBank's password, and access management policies, and promptly report any lost or stolen device or suspected unauthorized access; and (d) personally perform all services and not disclose Confidential Information to any other person without FirstBank's prior written consent, in which case Service Provider shall  remain fully responsible for any breach by such permitted recipient.

8.4         Security Incident Notification. Service Provider shall promptly, but in no event later than thirty-six (36) hours after first becoming aware, notify FirstBank in writing of (i) any actual or reasonably suspected unauthorized access to, use of, or disclosure of Confidential Information, (ii) any loss or theft of any device containing Confidential Information, or (iii) any legal process or governmental request seeking disclosure of Confidential Information. Service Provider shall cooperate fully with FirstBank in investigating and mitigating any such incident.

8.5        Compelled Disclosure. If legally compelled to disclose any Confidential Information, Service Provider shall, to the extent legally permitted, promptly notify FirstBank in advance so that FirstBank may seek a protective order or other appropriate remedy, and Service Provider shall disclose only that portion legally required to be disclosed and use reasonable efforts to obtain confidential treatment.

8.6       Return or Destruction. All Confidential Information and any materials derived therefrom ("Derivative Information") remain the exclusive property of FirstBank. Upon termination of this Agreement, or upon FirstBank's earlier written request, Service Provider shall promptly return or, at FirstBank's direction, destroy all Confidential Information and Derivative Information and certify such return or destruction in writing. Any residual Confidential Information retained in Service Provider's memory or in routinely-generated electronic backup shall remain subject to this Article.

8.7       Exceptions. The obligations of this Article VIII shall not apply to information that Service Provider can demonstrate by written records: (a) was in the public domain at the time of disclosure to Service Provider; (b) entered the public domain after disclosure through no fault of Service Provider; or (c) was independently developed by Service Provider without reference to FirstBank's Confidential Information. The exceptions do not apply to Nonpublic Personal Information of FirstBank's customers and/or consumers, which shall remain protected at all times.

8.8        Equitable Remedies. Service Provider acknowledges that any breach of this Article VIII would cause FirstBank irreparable harm, and FirstBank shall be entitled to seek specific performance, injunctive relief, and other equitable remedies (in addition to any other remedies at law or in equity), without the requirement of posting a bond or proving actual injury.

8.9        Survival. The obligations under this Article VIII shall survive the termination or expiration of this Agreement indefinitely with respect to Nonpublic Personal Information and trade secrets, and for a period of five (5) years with respect to all other Confidential Information.

Article IX.	Termination and Default

9.1          This Agreement may be terminated by FirstBank as follows and each shall be considered an Event of Default:

(a)	If Service Provider is unable to provide the services by any reason,
(b)	due to a breach by Service Provider of any the obligations contemplated in this Agreement, including but not limited to non-compliance with laws and regulations,
(c)	if the provider does not have appropriate licenses or permits applicable to its business and/or the contracted services,
(d)	due to non-performance of the contracted services,
(e)	if the provider incurs in breach of any of the representations or warranties contemplated in this Agreement,
(f)	in the event Service Provider files for personal bankruptcy or has an involuntary bankruptcy petition filed against him that is not dismissed within 60 days,
(g)	if the Service Provider makes an assignment of this agreement except when prior written authorization by FirstBank is provided, or
(h)	if the Service Provider does not comply with FirstBank’s Vendor Management requirements, pursuant to Article XI of this Agreement.

Upon an Event of Default, as described above, FirstBank may terminate these services, with 10 (ten) days prior written notification.

9.2          Notwithstanding the foregoing, either party may terminate this Agreement, without cause, at any time by providing thirty (30) days prior written notice.

9.3          Upon termination of the Agreement, Service Provider shall reimburse FirstBank for any services not rendered and already paid by FirstBank, if any.

Article X.	Notices

Any notice required or permitted to be given under this Agreement and under the related documents shall be in writing and shall be hand delivered, mailed by certified mail, return receipt requested, sent by recognized overnight courier service as follows or to such other or additional addresses as any party might designate by written notice to the other party, or by electronic mail, provided that the sender obtains written confirmation of receipt from the receiving party:

If to Service Provider:
Orlando Berges
[Intentionally Omitted]

If to FirstBank:
FirstBank Puerto Rico
Attn: Sara Alvarez, General Counsel
[Intentionally Omitted]

Article XI.	Other Obligations of Service Provider

Service Provider agrees to comply with the Service Provider’s Code of Conduct and security requirements, or similar guidelines, applicable when performing services from FirstBank premises. Moreover, Service Provider agrees to comply with and provide all applicable documentation requested by FirstBank under the due diligence process of FirstBank’s Vendor Management Program.

Article XII.	Entire Agreement

This Agreement constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral, except as set forth in this Agreement, which (including Article VIII) governs the disclosure of Confidential Information by FirstBank as part of the business relationship between the parties.  This Agreement may be amended, supplemented or changed only by a mutual agreement as set forth in writing signed by the parties hereto or their respective permitted successors in interest.

Article XIII.	Additional Assurances

Both parties agree that subsequent to the execution of this Agreement, and without any additional consideration, each shall execute and deliver any further legal instruments and/or perform any acts that may be necessary to effectuate the object of this Agreement at each party’s expense.

Article XIV.	Survival

Service Provider’s representations, warranties, covenants, agreements, confidentiality and indemnification obligations contained in this Agreement will survive any termination of this Agreement.

Article XV.	Counterpart Execution.

This Agreement may be executed in a number of counterparts, each of which will be deemed an original document, but all of which will constitute a single document.

[SIGNATURE PAGE FOLLOW]

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

SERVICE PROVIDER		FIRSTBANK PUERTO RICO

By:	/s/ Orlando Berges	By:	/s/ Sara Alvarez
	Orlando Berges		Sara Alvarez
EVP & General Counsel

EXHIBIT A

Description of Services & Fees

Service Provider accepts engagement to provide the following services:

1.
Transition and Knowledge Transfer. Provide transition support following Service Provider’s retirement from FirstBank, including knowledge transfer, background information, and historical context regarding financial, accounting, treasury, budgeting, reporting, regulatory, and other finance-related matters within Service Provider’s prior areas of responsibility.

2.
Consultation on Pending or Historical Matters. Provide consultation, as reasonably requested by FirstBank, regarding matters pending, in process, or historically handled during Service Provider’s tenure, including explanations of relevant background, prior practices, assumptions, analyses, and key considerations.

3.
Financial and Accounting Matters. Provide advisory input regarding financial, accounting, treasury, budgeting, reporting, regulatory, capital planning, liquidity, forecasting, and other finance-related matters with which Service Provider has prior knowledge or experience.

4.
Audit, Regulatory, and Examination Support. Provide background information, explanations, and transition support in connection with internal audits, external audits, regulatory examinations, supervisory inquiries, or related requests involving matters within Service Provider’s prior areas of responsibility.

5.
Strategic and Transactional Matters. Provide consultation regarding strategic projects, corporate transactions, capital planning, liquidity, financial projections, budgeting, or other initiatives in which Service Provider was previously involved or for which his institutional knowledge may be useful.

6.
Meetings and Communications. Participate in meetings, calls, or discussions with FirstBank personnel, advisors, auditors, regulators, or other parties, as reasonably requested by FirstBank, solely for purposes of providing transition support, background information, or subject-matter consultation.

7.
No Minimum Commitment. Services shall be provided only as requested by FirstBank and subject to Service Provider’s availability. Nothing in this Exhibit A shall be construed to require any minimum number of hours or to grant Service Provider authority to act as an officer, employee, agent, or representative of FirstBank.